Exhibit 3.2


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                               EPIX MEDICAL, INC.

         EPIX Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows, pursuant to Section 242 of the Delaware General Corporation Law:

         FIRST: That the Board of Directors of the Corporation by unanimous written consent of its members, filed with the minutes of the Board of Directors, in accordance with the provisions of Section 141(f) and 242, respectively, of the General Corporation Law of the State of Delaware, duly adopted the following amendment to the Restated Certificate of Incorporation:

                  That Article FOURTH of the the Corporation's Restated Certificate of Incorporation be amended by deleting it in its entirety and replacing it with the following:

                           FOURTH: The total number of shares of all classes of stock which the
                                            Corporation shall have authority to
                                            issue is (i) 15,000,000 shares of
                                            Common Stock, $.01 par value per
                                            share ("Common Stock"), and (ii)
                                            6,813,393 shares of Preferred Stock,
                                            $.01 par value per share ("Preferred
                                            Stock").

         SECOND: That the holders of a majority of the outstanding shares of the Corporations's Common Stock and Preferred Stock, voting together as a single class, voted in favor of said amendment by written consent.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and written notice of this Certificate of Amendment has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitle to such notice.

         IN WITNESS WHEREOF, EPIX Medical, Inc. has caused this Certificate of Amendment of its Restated Certificate of Incorporation to be signed by Michael
D. Webb, President, and William T. Whelan, its Assistant Secretary, on this _____ day of __________________, 1996.

                                        EPIX MEDICAL, INC.


                                        By:
                                             -------------------------------
                                                 Michael D. Webb, President
ATTEST:


By:
     ----------------------------
         William T. Whelan
         Assistant Secretary